Exhibit 99.1

NEWS ANNOUNCEMENT

Webcast/Conference Call TODAY, Monday, August 2 at 5:00 p.m. ET

WEBCAST LINK:	www.carmikeinvestors.com (archived for 30 days)

CALL DIAL-IN:	800/913-1647 or 212/231-2900 (international callers)

CALL REPLAY:	800/633-8284 or 402/977-9140; passcode: 21476599 (through August 9)

Carmike Cinemas Reports 2010 Q2 Results

- Large Format Screen (BigD) Launched-

COLUMBUS, GA – August 2, 2010 -- Carmike Cinemas, Inc. (NASDAQ: CKEC), a leading entertainment, digital cinema and 3D motion picture exhibitor, today reported results for the three months ended June 30, 2010, as summarized below.

SUMMARY FINANCIAL DATA

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2010	2009	2010	2009
Total revenue	$127.5	$133.0	$251.6	$254.7
Operating income	5.3	11.7	11.7	17.1
Interest expense	9.8	8.7	18.7	17.8
Theatre level cash flow (1) (2)	22.0	24.2	41.9	47.7
Net income (loss)	(6.5)	2.8	(10.0)	(1.2)
Adjusted net income (loss) (1) (2)	(2.3)	2.8	(2.7)	4.3
Adjusted EBITDA (1) (2)	17.5	20.4	32.5	39.8

(in millions)		June 30, 2010	Dec 31, 2009
Total debt (1)		$359.6	369.1
Net debt (1)		$341.2	343.4

(1)	Theatre level cash flow, adjusted net income (loss), adjusted EBITDA, total debt and net debt are supplemental non-GAAP financial measures. Reconciliations of theatre level cash flow and adjusted EBITDA to operating income and adjusted net income (loss) to net income (loss) for the three and six months ended June 30, 2010 and 2009, as well as a schedule of total debt and net debt, are included in the supplementary tables accompanying this news announcement.
(2)	Theatre level cash flow, adjusted net income (loss) and adjusted EBITDA exclude impairment of long lived-assets, loss on extinguishment of debt, and separation agreement charges as well as the impact of recording $1 million of sales and use taxes during the three month period ending June 30, 2010 identified as a result of an audit. The underpayment of such taxes occurred primarily in 2005 and 2006.

“The second quarter was marred by an industry-wide box office decline. While we take no pleasure in experiencing year over year box office declines, we are encouraged that Carmike’s per screen attendance and admissions fared at or better than industry averages. We are pleased to report year over year increases in average admissions and concessions per patron. Consumer preference for 3D was strong, representing over 26% of Carmike’s total Box Office for the quarter,” stated Carmike Cinemas President and Chief Executive Officer David Passman.

“I’m also very pleased to announce the successful debut of Carmike’s first large format auditorium, the BigD, with the July opening of Salt, starring Angelina Jolie”, he said. “Patrons chose the BigD experience by a multiple of several times over the same movie in other auditoriums. The large format concept includes premium pricing, bigger screens, bigger, more luxurious seating and upgraded surround sound. We are targeting as many as two dozen BigD locations by 2011 year-end and are excited to bring this Ultimate Entertainment Experience to our theatres and loyal cinema-goers across the country.”

THEATRE PERFORMANCE STATISTICS

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Average theatres	241	248	242	249
Average screens	2,260	2,286	2,266	2,288
Average attendance per screen (1)	5,444	5,984	10,732	11,564
Average admission per patron (1)	$6.89	$6.50	$6.87	$6.44
Average concessions/other sales per patron (1)	$3.47	$3.23	$3.48	$3.21
Total attendance (in thousands) (1)	12,304	13,680	24,321	26,451
Total revenue (in thousands)	$127,472	$132,989	$251,590	$254,725

(1)	Includes activity from theatres designated as discontinued operations and reported as such in the consolidated statements of operations.

“For the past several quarters we have been describing our goal to improve Carmike’s performance relative to the industry. Patrons are responding well to the strategy of cleaner and friendlier theatres and more creative pricing and packaging of concessions, as evidenced by attendance per screen and spending per patron relative to industry metrics”, added Mr. Passman.

In the aggregate, Carmike’s patrons spent an average of $10.36 per visit during the second quarter, up 6.5 percent compared to the same period in 2009. Average admissions increased 6.0 percent to $6.89, with 3-D premiums driving the year-over-year rise. For the second consecutive quarterly period, concessions and other revenue per patron also rose, increasing 7.4 percent to $3.47.

Carmike Chief Financial Officer Richard B. Hare stated, “On the expense side, film exhibition costs declined 80 basis points to 56.8 percent of admissions revenues, versus 57.6 percent in the year-ago period. General and administrative expenses rose to $4.5 million due to increases in salaries and wages, incentive compensation and legal and professional fees. Carmike’s other theatre operating costs for the quarter were negatively impacted by a $1 million charge as the result of a sales and use tax assessment primarily for the 2005 and 2006 tax years. Carmike’s second quarter results also include a $3.2 million impairment charge related to operating performance of 12 theatres.”

Mr. Hare continued, “Quarterly interest expense rose nine percent to $9.8 million due to an increase in interest rates, as well as the recording of interest costs associated with the aforementioned sales and use tax assessment. During the second quarter of 2010, we voluntarily pre-paid another $5 million in bank debt leaving our June 30 bank debt balance at $241.4 million. We have made prepayments totaling $20 million for the first half of 2010.”

Mr. Passman commented, “The third quarter has gotten off to a better start industry wide, and we remain optimistic about the second half of the year.

“We have expanded our 3-D screen footprint to nearly 550, representing over 25% of our first run screens and expect to have a total of 600 by the end of September, which should accommodate customer demand and studio release schedules, which seem to be steadily growing with upcoming titles,” he concluded.

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Supplemental Financial Measures

Theatre level cash flow, adjusted EBITDA, adjusted net income (loss) excluding impairment, loss on extinguishment of debt, separation agreement charges and sales and use tax assessment, total debt and net debt are supplemental non-GAAP financial measures used by Carmike to evaluate its operating performance. Carmike defines theatre level cash flow as operating income plus separation agreement charges related to the Company’s former CEO, (gain) loss on sale of property and equipment, sales and use tax audit assessment, impairment of long-lived assets, depreciation and amortization, and general and administrative expenses. Carmike believes that theatre level cash flow is an important supplemental measure of operating performance for a motion picture exhibitor’s operations because it provides a measure of the core operations, rather than factoring in items such as general and administrative expenses and depreciation and amortization, among others. In addition, Carmike believes that theatre level cash flow, as defined, is a widely accepted measure of comparative operating performance in the motion picture exhibition industry. Adjusted net income (loss) is defined as net income (loss) plus impairment of long-lived assets, loss on extinguishment of debt, sales and use tax audit assessment, and separation agreement charges related to the Company’s former CEO. Carmike believes adjusted net income is an important supplemental measure of operating performance for a motion picture exhibitor because it provides a measure of core operations. Total debt is defined as the sum of current maturities of long-term debt, capital leases and long-term financing obligations, long-term debt (less current maturities) and capital leases and long-term financing obligations (less current maturities). Net debt is defined as total debt less cash and cash equivalents. Adjusted EBITDA is defined as operating income plus separation agreement charges related to the Company’s former CEO, (gain) loss on sale of property and equipment, sales and use tax audit assessment, impairment of long-lived assets and depreciation and amortization. Carmike believes adjusted EBITDA is an important supplemental measure of operating performance for a motion picture exhibitor’s operations because it provides a measure of core operations.

About Carmike Cinemas (www.carmike.com)

Carmike Cinemas, Inc. is a U.S. leader in digital cinema and 3-D cinema deployments and one of the nation’s largest motion picture exhibitors. As of June 30, 2010, Carmike had 240 theatres with 2,250 screens in 35 states. Carmike’s digital cinema footprint reached 2,125 screens, including 197 theatres with 544 screens that are also equipped for 3-D. Carmike’s focus for its theatre locations is small to mid-sized communities with populations of fewer than 100,000.

Disclosure Regarding Forward-Looking Statements

This press release and other written or oral statements made by or on behalf of Carmike contain forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs, expectations and future performance, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates” or similar expressions. Examples of forward-looking statements in this press release include our expectations regarding digital cinema opportunities, the implementation of Big-D large format locations, box office performance, the 3-D release schedule, third quarter and fiscal year 2010 performance and our strategies and operating goals, including expectations regarding leverage and theatre-level operating improvements. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to: general economic conditions in our regional and national markets; our ability to comply with covenants contained in our senior secured credit agreement; our ability to operate at expected levels of cash flow; financial market conditions including, but not limited to, changes in interest rates and the availability and cost of capital; our ability to meet our contractual obligations, including all outstanding financing commitments; the availability of suitable motion pictures for exhibition in our markets; competition in our markets; competition with other forms of entertainment; and other factors, including the risk factors disclosed in our Annual Report on Form 10-K for the year ended December 31, 2009 under the caption “Risk Factors.” We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Contact:
Joseph Jaffoni or Robert Rinderman	Richard B. Hare
Jaffoni & Collins – Investor Relations	Chief Financial Officer
212/835-8500 or ckec@jcir.com	706/576-3416

- tables follow -

CARMIKE CINEMAS, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Admissions	$84,784	$88,814	$167,002	$169,972
Concessions and other	42,688	44,175	84,588	84,753

Total operating revenues	127,472	132,989	251,590	254,725

Operating costs and expenses:
Film exhibition costs	48,169	51,132	94,449	94,385
Concession costs	4,942	4,696	9,103	8,521
Other theatre operating costs	53,364	52,961	107,185	104,156
General and administrative expenses	4,493	3,807	9,304	7,866
Separation agreement charges	—	—	—	5,462
Depreciation and amortization	8,029	8,773	16,096	17,427
(Gain) loss on sale of property and equipment	(18)	(105)	9	(151)
Impairment of long-lived assets	3,237	—	3,724	—

Total operating costs and expenses	122,216	121,264	239,870	237,666

Operating income	5,256	11,725	11,720	17,059
Interest expense	9,777	8,739	18,665	17,754
Loss on extinguishment of debt	7	—	2,568	—

Income (loss) from continuing operations before income tax expense	(4,528)	2,986	(9,513)	(695)
Income tax expense	2,138	—	560	—

Income (loss) from continuing operations	(6,666)	2,986	(10,073)	(695)
Income (loss) from discontinued operations	154	(161)	111	(476)

Net income (loss)	$(6,512)	$2,825	$(9,962)	$(1,171)

Weighted average shares outstanding:
Basic	12,756	12,675	12,720	12,672
Diluted	12,756	12,686	12,720	12,672

Net income (loss) per common share (Basic and Diluted):
Income (loss) from continuing operations	$(0.52)	$0.24	$(0.79)	$(0.05)
Income (loss) from discontinued operations, net of tax	0.01	(0.02)	0.01	(0.04)

Net income (loss) per common share	$(0.51)	$0.22	$(0.78)	$(0.09)

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CARMIKE CINEMAS, INC. and SUBSIDIARIES

SUPPLEMENTARY NON-GAAP RECONCILIATIONS

THEATRE LEVEL CASH FLOW AND ADJUSTED EBITDA (Unaudited)

($ in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Operating income	$5,256	$11,725	$11,720	$17,059
Separation agreement charges	—	—	—	5,462
(Gain) loss on sale of property and equipment	(18)	(105)	9	(151)
Sales and use tax audit assessment	1,000	—	1,000	—
Impairment of long-lived assets	3,237	—	3,724	—
Depreciation and amortization	8,029	8,773	16,096	17,427

Adjusted EBITDA	$17,504	$20,393	$32,548	$39,797

General and administrative expenses	4,493	3,807	9,304	7,866

Theatre level cash flow	$21,997	$24,200	$41,852	$47,663

TOTAL DEBT AND NET DEBT (Unaudited)

($ in thousands)

	June 30, 2010	Dec. 31, 2009
Current maturities of long-term debt, capital leases and long-term financing obligations	$4,292	$4,261
Long-term debt, less current maturities	238,988	248,171
Capital leases and long-term financing obligations, less current maturities	116,341	116,684

Total debt	$359,621	$369,116
Less cash and cash equivalents	(18,373)	(25,696)

Net debt	$341,248	$343,420

ADJUSTED NET INCOME (LOSS) (Unaudited)

($ in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net income (loss)	$(6,512)	$2,825	$(9,962)	$(1,171)
Impairment of long-lived assets	3,237	—	3,724	—
Loss on extinguishment of debt	7	—	2,568	—
Sales and use tax audit assessment	1,000	—	1,000	—
Separation agreement charges	—	—	—	5,462

Adjusted net income (loss)	$(2,268)	$2,825	$(2,670)	$4,291

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